Worthington Enterprises Participating in Fireside Chat at Canaccord Genuity Growth Conference

COLUMBUS, OHIO (Aug. 5, 2025) – Worthington Enterprises (NYSE: WOR), a designer and manufacturer of market-leading brands that improve everyday life by elevating spaces and experiences, today announced that President and Chief Executive Officer Joe Hayek and Chief Financial Officer Colin Souza will participate in a fireside chat as part of next week’s Canaccord Genuity 45th Annual Growth Conference.

Brian C. McNamara, CFA, Canaccord Genuity, will facilitate the discussion Tuesday, August 12 at 3:30 p.m. ET. Hayek and Souza will share their insights on the Company’s strategies for accelerating long-term growth and shareholder value through the lens of the proven Worthington Business System of innovation, transformation and M&A.

Please use this link to register. A replay will be posted to the Investor Relations section of the Worthington Enterprises website.

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that improve everyday life by elevating spaces and experiences. The Company operates with two primary business segments: Building Products and Consumer Products. The Building Products segment includes heating and cooling, cooking, construction and water solutions, and building systems including HVAC components, architectural and acoustical grid ceilings and metal framing and accessories. The Consumer Products segment provides solutions for the tools, outdoor living and celebrations categories. Product brands within the Worthington Enterprises portfolio include Balloon Time®, Bernzomatic®, Coleman® (propane cylinders), CoMet®, Elgen, Garden Weasel®, General®, HALO™, Hawkeye™, LEVEL5 Tools®, Mag Torch®, NEXI™, Pactool International®, PowerCore™, Ragasco®, Well-X-Trol® and XLite™, among others.

Headquartered in Columbus, Ohio, Worthington Enterprises and its joint ventures employ approximately 6,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The Company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Forward-Looking Statements

Statements by Worthington Enterprises that are not limited to historical information constitute “forward-looking statements” under federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from those expected by Worthington Enterprises. Readers should evaluate forward-looking statements in the context of such risks, uncertainties and other factors, many of which are described in Worthington Enterprises’ filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements are qualified by the cautionary statements included in Worthington Enterprises’ SEC filings and other public communications. This press release speaks only as of the date hereof. Worthington Enterprises does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

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